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EXHIBIT 5.1

OPINION OF COUNSEL

August 11, 2008

Consumer Portfolio Services, Inc.
16355 Laguna Canyon Road
Irvine, CA  92618

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission (the "Commission") on or about August 12, 2008 in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, comprising

         (i) 1,225,000 shares that are presently outstanding,

         (ii) 2,500,000 shares that are reserved for issuance upon exercise of a presently-outstanding warrant, and

         (iii) such additional shares of common stock that may become issuable upon exercise of such warrant, to prevent dilution resulting from stock splits, stock dividends or similar transactions.

I refer to the shares described in clause (i) as the "Issued Shares," and to the shares described in clauses (ii) and (iii), as the "Warrant Shares."

As your counsel in connection with this transaction, I have examined the proceedings taken and I am familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Issued Shares, and the proposed sale and issuance of the Warrant Shares.

It is my opinion that the Issued Shares are, and the Warrant Shares will be, when issued and sold in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

Sincerely,

/s/ MARK CREATURA
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MARK CREATURA